UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2026

ARTELO BIOSCIENCES, INC.
(Exact name of Company as specified in its charter)

Nevada	001-38951	33-1220924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Lomas Santa Fe, Suite 160 Solana Beach, CA USA	92075
(Address of principal executive offices)	(Zip Code)

(858) 925-7049

(Company’s telephone number, including area code)

___________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARTL	The Nasdaq Stock Market LLC

Indicate by check mark whether the Company is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2026, Artelo Biosciences, Inc. (the “Company”) entered into an At The Market Offering Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (the “Sales Agent”) to create an at-the-market equity program under which it may sell up to an aggregate of $6,530,000 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), from time to time through the Sales Agent, subject to any applicable limits when using Form S-3 (the “ATM Offering”).

Upon delivery of a sales notice and subject to the terms and conditions of the Sales Agreement, the Sales Agent may sell the Shares by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on The Nasdaq Stock Market LLC (“Nasdaq”), on any other existing trading market for the common stock or to or through a market maker. If the Company and the Sales Agent agree on any method of distribution other than sales of the Shares into Nasdaq or another existing trading market in the United States at market prices, the Company will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. The Company may instruct the Sales Agent not to sell Shares if the sales cannot be effected at or above the price designated by the Company from time to time. The Company and the Sales Agent may suspend the ATM Offering upon notice and subject to other conditions.

The Company will pay the Sales Agent commissions, in cash, for its services in acting as agent in the sale of the Shares. The Sales Agent will be entitled to compensation at a commission rate of 3.0% of the gross sales price per share of common stock sold. The Company will also reimburse the Sales Agent for certain specified expenses in connection with the Sales Agreement. The Sales Agreement contains customary representations, warranties and agreements by the Company, indemnification obligations of the Company and the Sales Agent, other obligations of the parties and termination provisions. The Company has no obligation to sell any of the Shares and may at any time suspend offers under the Sales Agreement.

The ATM Offering will terminate upon the earlier of (i) the sale of all shares of the Company’s common stock subject to the Sales Agreement or (ii) termination of the Sales Agreement as permitted therein. The Company may terminate the Sales Agreement at any time upon ten (10) business days’ prior written notice to the Sales Agent. The Sales Agent may terminate the Sales Agreement at any time upon prior written notice to the Company.

The issuance and sale of the Shares to or through the Sales Agent from time to time will be effected pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-295537), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 19, 2026, and the prospectus supplement relating to the ATM Offering filed with the SEC on May 26, 2026.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the legal opinion and consent of Fennemore Craig, P.C. relating to the issuance and sale of the Shares is attached hereto as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 8.01 Other Events.

On April 7, 2026, Craft Capital Management LLC (“Craft”) filed a FINRA arbitration claim against the Company seeking compensatory damages, equitable relief, attorneys’ fees and all other appropriate relief for, among other things, the Company’s alleged breach of the right of first refusal provision in the engagement letter agreement, dated March 16, 2026 (the “Engagement Letter”), between the Company and Craft, arising from the Company’s termination of the Engagement Letter on March 27, 2026, and subsequent closing of a private placement offering on March 30, 2026 for gross proceeds of approximately $11 million (the “Transaction”). Craft is seeking an $880,000 success fee, common stock warrants valued at $880,000, and monthly late fees in connection with the Transaction, in addition to reasonable attorneys’ fees, interest, and other such appropriate relief.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Fennemore Craig, P.C.
10.1	At The Market Offering Agreement, dated May 26, 2026, by and between Artelo Biosciences, Inc. and H.C. Wainwright & Co., LLC
23.1	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1 hereto)
104	Cover Page Interactive Data File (embedded within the XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2026	ARTELO BIOSCIENCES, INC.

/s/ Gregory D. Gorgas
	Name:	Gregory D. Gorgas
	Title:	Chief Executive Officer and President

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